Exhibit 5.1

Mayer Brown International LLP 201 Bishopsgate London EC2M 3AF Telephone: +44 20 3130 3000 Fax: +44 20 3130 3001 www.mayerbrown.com DX 556 London and City

Innospec Inc. 8375 South Miller Street Littleton, Colorado 80124 U.S.A.	Paul C. de Bernier Direct Tel +44 20 3130 3232 Direct Fax +44 20 3130 8779 pdebernier@mayerbrown.com

24 May 2011

Our ref: 04954

Ladies and Gentlemen:

Re: Registration Statement on Form S-8

We are acting as counsel for Innospec Inc., a Delaware corporation (the “Company”), in connection with the registration statement on Form S-8 (the “Registration Statement”) relating to the registration under the Securities Act of 1933, as amended (the “Securities Act”), of 600,000 shares of the Company’s common stock, par value $0.01 per share (the “Shares”), issuable pursuant to the Innospec Inc. Performance Related Stock Option Plan (the “PRSOP”); 200,000 Shares issuable pursuant to the Innospec Inc. Company Share Option Plan (the “CSOP”); and 50,000 Shares issuable pursuant to the Innospec Inc. Non-Employee Directors’ Stock Option Plan (the “NEDSOP”; the NESOP, the PRESOP and the CSOP collectively, the “Plans”).

We have reviewed and are familiar with such corporate proceedings and other matters as we have deemed necessary for this opinion. In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such latter documents.

Based upon the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued and sold in accordance with the Plans and the applicable option(s) granted thereunder, satisfaction of applicable performance targets, and, to the extent required by the terms of the applicable option, receipt of the exercise price with respect thereto, will be validly issued, fully paid and non-assessable.

We are opining herein as to General Corporation Law of the State of Delaware, including all applicable Delaware statutory provisions of law and the reported judicial decisions interpreting these laws, and we express no opinion with respect to any other laws. This opinion letter is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters. The foregoing opinion is rendered as of the date hereof and the facts known to us on the date hereof and we assume no obligations to update or supplement this opinion letter to reflect any facts or circumstances that arise after the date of this opinion letter and come to our attention or any future changes in laws.

This is a legal communication, not a financial communication. Neither this nor any other communication from this firm is intended to be, or should be construed as, an invitation or inducement (direct or indirect) to any person to engage in investment activity.

Mayer Brown International LLP is a limited liability partnership (registered in England and Wales number OC303359) which is regulated by the Solicitors Regulation Authority. We operate in combination with our associated Illinois limited liability partnership and Hong Kong partnership, and its associated entities in Asia, and are associated with Tauil & Chequer Advogados, a Brazilian law partnership.

We use the term “partner” to refer to a member of Mayer Brown International LLP, or an employee or consultant who is a lawyer with equivalent standing and qualifications and to a partner of or lawyer with equivalent status in another Mayer Brown entity. A list of the names of members of Mayer Brown International LLP and their respective professional qualifications may be inspected at our registered office, 201 Bishopsgate, London EC2M 3AF, England or on www.mayerbrown.com.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

Mayer Brown International LLP

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